Exhibit 99

           Artesyn Reports Second Quarter 2004 Financial Results

                  -- Sales up 20% From Second Quarter 2003

   BOCA RATON, Fla., July 22 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN) today reported financial results for the second quarter ended June 25, 2004.
   Sales for the second quarter of 2004 grew 20% to $105.5 million compared to $87.6 million for the same period in 2003. Net income for the second quarter of 2004 was $3.1 million, or $0.08 per share, compared to a loss of $4.2 million, or ($0.11) per share in the second quarter of 2003.
   Total orders received during the second quarter of 2004 were $106.3 million, yielding a book-to-bill ratio of 1.01. Backlog at the end of the second quarter was $97.1 million with approximately 92% shippable during the third quarter of 2004. During the second quarter, Artesyn had 29 major designs wins that the Company estimates will realize more than $123 million in lifetime project revenues. Total design wins for the quarter are expected to gross $145 million in lifetime project revenues.
   Sales for the first six months of 2004 grew 19% to $202.0 million compared to $169.5 million for the first six months of 2003. Net income for the first six months of 2004 was $5.0 million, or $0.13 per share, compared to a net loss of $11.6 million, or ($0.30) per share for the same period in 2003.
   Commenting on the second quarter financial results, Joseph O'Donnell, Artesyn's Chief Executive Officer, stated, "For the fourth consecutive quarter, Artesyn has reported a year over year increase in quarterly revenue as a result of improved demand for embedded board products and DC/DC power supplies from customers in the wireless infrastructure market sector. Likewise, gross margin of 25.1% was better than the outlook we gave in last quarter's teleconference due to a favorable product mix, as well as improved manufacturing efficiencies."
    Discussing technology investments, Mr. O'Donnell noted, "We are continuing our strategy to invest heavily in R&D to increase our leading technology position in DC/DC board mounted power and Advanced Telecom Computing Architecture, or ATCA. Total R&D spending this year will be about $45 million.
   "With over $100 million in cash, an ongoing positive cash flow from operations and a strong balance sheet, Artesyn is well-positioned to meet our operating goals throughout 2004. Looking at the last half of the year, the third quarter is traditionally slower due to European summer holiday schedules, followed by a pickup in demand during the fourth quarter. As such, we anticipate third quarter revenue and earnings will be flat to modestly higher compared to the second quarter with growth resuming in the fourth quarter, following typical electronics industry seasonality trends," concluded Mr. O'Donnell.

   Conference Call Information
   A conference call will be held at 8:30 a.m. Eastern Time on today's date to discuss the information in this release. Investors may listen by either calling 800-711-4000 or over the Internet at http://www.artesyn.com. The webcast will be available for replay immediately following the conference call. For further information on the call, please call the Company at 561-451-1000.

   About Artesyn Technologies, Inc.
   Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a world leader in the design, manufacture and sale of power conversion and single-board computing solutions for infrastructure applications in telecommunications and data-communications systems. Our products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. The Company has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit the Company's web site at http://www.artesyn.com.

    Use of Non-GAAP Financial Measures
   To supplement the Company's financial statements presented on a GAAP basis, Artesyn uses non-GAAP financial measures to give the reader a clearer picture of Artesyn's current operating performance from management's perspective. These non-GAAP financial measures include EBITDA, net income
(loss) and earnings (loss) per share adjusted to exclude certain costs, and gains and losses it believes are appropriate to enhance the overall understanding of Artesyn's past financial performance. These measures are not recognized for US GAAP financial statement presentation and, as required, reconciliations to GAAP are provided after the written portion of this release.

   Cautionary Statement About Forward-Looking Statements
   This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. These risks and uncertainties are identified within Artesyn's periodic filings with the United States Securities and Exchange Commission, specifically the most recent reports on Form 10-K, filed on March 10, 2003, Forms 10-Q, 8-K and other filings. Some of these risk factors include, but are not limited to, fluctuations in end-market demand, risks associated with consolidating our global manufacturing operations and production in foreign locations, ability to meet increasing technology demands, market acceptance of existing and new products, dependence on a relatively small number of customers, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products uncompetitive or obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement. For a more detailed discussion of such risks and uncertainties, the Company strongly encourages you to review such filings, which are readily available at no charge on a number of commercial web sites including www.sec.gov and at www.freeEDGAR.com.


                         Artesyn Technologies, Inc.
                            Financial Highlights
                    (In Thousands Except per Share Data)
                                (Unaudited)


                                  Thirteen Weeks         Twenty-Six Weeks
                                       Ended                  Ended
                                June 25,   June 27,   June 25,     June 27,
                                  2004       2003       2004         2003

   Orders                      $106,281    $92,664    $212,395     $179,775

   Sales
    Power Conversion             87,999     77,896     171,356      151,130
    Communications Products      17,498      9,748      30,654       18,369
       Total                    105,497     87,644     202,010      169,499

   Operating income (loss)        5,313     (3,831)      9,185      (10,626)
   Depreciation and
    amortization                  5,600      5,881      11,030       11,956

   EBITDA                       $10,913    $ 2,050    $ 20,215       $1,330
   Net Income (Loss)             $3,078   $ (4,155)     $4,995     $(11,614)

   Diluted Earnings (Loss)
    Per Share                     $0.08     $(0.11)      $0.13       $(0.30)




                         Artesyn Technologies, Inc.
              Condensed Consolidated Statements of Operations
                    (In Thousands Except per Share Data)
                                (Unaudited)



                                   Thirteen Weeks        Twenty-Six Weeks
                                        Ended                  Ended
                                  June 25,   June 27,   June 25,     June 27,
                                   2004       2003       2004          2003

   Sales                         $105,497   $87,644     $202,010    $169,499
   Cost of Sales                   79,025    72,298      151,065     140,763
         Gross Profit              26,472    15,346       50,945      28,736

   Operating Expenses
       Selling, general and
        administrative             11,239     9,169       21,687      18,987
     Research and
        development                 9,920     8,487       20,073      16,773
      Restructuring and
        other charges                  --     1,521           --       3,602
           Total Operating
             Expenses              21,159    19,177       41,760      39,362
   Operating Income (Loss)          5,313    (3,831)       9,185     (10,626)

   Debt Extinguishment
    Expense                            --        --           --        (627)
   Interest Expense, net           (1,278)     (897)      (2,525)     (1,962)

    Income (Loss) Before
    Income Taxes                    4,035    (4,728)       6,660     (13,215)
   Provision (Benefit) for
    Income Taxes                      957      (573)       1,665      (1,601)

   Net Income (Loss)               $3,078   $(4,155)      $4,995    $(11,614)

   Net Income (Loss) Per
    Share
       -Basic                       $0.08    $(0.11)       $0.13     $ (0.30)
       -Diluted                     $0.08    $(0.11)       $0.13     $ (0.30)

   Weighted Average Common
    and Common Equivalent
    Shares Outstanding
           -Basic                  39,032     38,700      38,939      38,514
           -Diluted                39,885     38,700      39,888      38,514



                         Artesyn Technologies, Inc.
                   Condensed Consolidated Balance Sheets
                               (In Thousands)


                                                 June 25,        December 26,
                                                   2004              2003
                                                (Unaudited)
   ASSETS
   Current Assets
       Cash and equivalents                       $100,877          $94,215
       Accounts receivable, net                     55,221           54,196
       Inventories, net                             51,175           44,047
       Prepaid expenses and other                    2,353            2,753
           current assets
       Deferred income taxes, net                   11,526           11,526
           Total current assets                    221,152          206,737

   Property, Plant & Equipment, Net                 63,888           64,210

   Other Assets
       Goodwill                                     21,262           20,806
       Deferred income taxes, net                    4,523           19,211
       Other assets                                 19,308            5,712
           Total other assets                       45,093           45,729

               Total Assets                       $330,133         $316,676

   LIABILITIES AND SHAREHOLDERS'
    EQUITY

   Current Liabilities
       Accounts payable                            $53,952          $47,994
       Accrued and other current
            liabilities                             51,886           49,224
           Total current liabilities               105,838           97,218

   Long-Term Liabilities
      Convertible subordinated
        debt                                        90,000           90,000
       Other long-term liabilities                  13,110           15,421
           Total long-term liabilities             103,110          105,421

           Total liabilities                       208,948          202,639

   Shareholders' Equity                            121,185          114,037

       Total Liabilities and
        Shareholders' Equity                      $330,133         $316,676


SOURCE  Artesyn Technologies, Inc.
   -0-                  07/22/2004
   /CONTACT: Richard Thompson, Chief Financial Officer, +1-561-451-1000, or Pamela Rembaum, Director, Investor Relations, +1-561-451-1028, both of Artesyn Technologies/
   /Web site:  http://www.artesyn.com/
   (ATSN)

CO:  Artesyn Technologies, Inc.
ST:  Florida, New York
IN:  CPR STW TLS
SU:  ERN CCA MAV